Exhibit 3.37

Form 205 (Revised 01/06)	Certificate of Formation Limited Liability Company	This space reserved for office use.
Return in duplicate to:
Secretary of State
P.O. Box 13697
Austin, TX 78711-3697
512 463-5555
FAX: 512 463-5709
Filing Fee: $300

Article 1 — Entity Name and Type

The filing entity being formed is a limited liability company. The name of the entity is:

ARAMARK Educational Services of Texas, LLC

The name must contain the words “limited liability company,” “limited company,” or an abbreviation of one of these phrases.

Article 2 — Registered Agent and Registered Office

(Select and complete either A or B and complete C)

☒ A. The initial registered agent is an organization (cannot be entity named above) by the name of:

C T Corporation System

OR

☐ B. The initial registered agent is an individual resident of the state whose name is set forth below:

First Name	M.I.	Last Name	Suffix

C. The business address of the registered agent and the registered office address is:

350 N. St. Paul Street	Dallas	TX	75201
Street Address	City	State	Zip Code

Article 3 — Governing Authority

(Select and complete either A or B and provide the name and address of each governing person.)

☐ A. The limited liability company will have managers. The name and address of each initial manager are set forth below.

☒ B. The limited liability company will not have managers. The company will be governed by its members, and the name and address of each initial member are set forth below.

NAME OF GOVERNING PERSON (Enter the name of either an individual or an organization but not both)

IF INDIVIDUAL

First Name	M.I.	Last Name	Suffix

OR

IF ORGANIZATION

ARAMARK Educational Group, LLC
Organization Name

ADDRESS OF GOVERNING PERSON

1101 Market Street	Philadelphia	PA	USA	19107
Street or Mailing Address	City	State	Country Code	Zip Code

NAME OF GOVERNING PERSON (Enter the name of either an individual or organization but not both)

IF INDIVIDUAL

Firm Name	M.I.	Last Name	Suffix

OR

IF ORGANIZATION

Organization Name

ADDRESS OF GOVERNING PERSON

Street or Mailing Address	City	State	Country Code	Zip Code

NAME OF GOVERNING PERSON (Enter the name of either an individual or organization but not both)

IF INDIVIDUAL

First Name	M.l.	Last Name	Suffix

OR

IF ORGANIZATION

Organization Name

ADDRESS OF GOVERNING PERSON

Street or Mailing Address	City	State	Country Code	Zip Code

Article 4 — Purpose

The purpose for which the company is formed is for the transaction of any and all lawful purposes for which a limited liability company may be organized under the Texas Business Organizations Code.

Supplemental Provision Informaiton

Text Area: [The attached addendum, if any, is incorporated herein by reference.]

Information regarding the converting entity, which is being created pursuant to the Plan of Conversion:

Name: ARAMARK Educational Services of Texas, Inc.

Address: 350 N. Paul Street; Dallas, Texas 75201

Prior form of Organization: Corporation

Date of Organization: September 16,1968

Jurisdiction of Organization: Texas

Organizer

The name and address of the organizer:

Nora Betty McCann
Name

2005 Lake Robbins Drive	The Woodlands	TX	77380
Street or Mailing Address	City	State	Zip Code

Effectiveness of Filing (Select either A, B, or C.)

A. ☒ This document becomes effective when the document is filed by the secretary of state.

B. ☐ This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is:

C. ☐ This document takes effect upon the occurrence of the future event or fact, other than the passage of time. The 90th day after the date of signing is:

The following event or fact will cause the document to take effect in the manner described below:

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date: 3/15/07	/s/ Nora Betty McCann
Nora Betty McCann
Signature of organizer